EXHIBIT 99.1




                                             Contact: Neil Lefort
                                             Vice President, Investor Relations
                                             (630) 527-4344


                 Molex Incorporated Appoints Michelle L. Collins
                             to Board of Directors

Lisle, IL USA - February 11, 2003 -- Molex Incorporated (NASDAQ: MOLX and MOLXA), a global electronic components company, today announced that it has elected Michelle L. Collins as a Director. Ms. Collins is a managing director of Svoboda,Collins L.L.C. of Chicago, IL, a $150 million private equity firm. The board of directors also amended Molex's by-laws to increase the allowable size of the board of directors to 12 to 15 members from 9 to 12 members. Ms. Collins' election expands the Molex Board to thirteen directors, including eight outside directors.

"We are pleased to welcome Michelle Collins to Molex's board of directors," said Fred A. Krehbiel, Co-Chairman. "Her expertise in building businesses, coupled with her extensive experience in corporate finance, will be a major asset to Molex as we continue to expand our business."

Ms. Collins co-founded Svoboda,Collins, L.L.C. in 1998. The firm focuses its investments on business service companies and value-added distribution businesses. Prior to that Ms. Collins was a partner in the Corporate Finance Department of William Blair & Company, L.L.C. from 1992-1997. She received a M.B.A. degree from the Harvard Graduate School of Business and has a B.A. degree in economics from Yale University.

Ms. Collins is on the boards of directors of CDW Computer Centers, Inc. and Coldwater Creek, Inc., both of which are listed on the NASDAQ National Market System. She is a board member of the University Lab Schools and the Chicago Sinfonietta. Ms. Collins is a trustee of The Field Museum, The Chicago Historical Society, Rush Presbyterian St. Luke's Medical Center and Erikson Institute.

Molex Incorporated is a 65 year-old global manufacturer of electronics, electrical and fiber optic interconnection products and systems; switches; value-added assemblies; and application tooling. Based in Lisle, Illinois, USA, the company operates 55 plants in 19 countries and employs approximately 17,000 people

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Editor's Note: Molex is traded on the NASDAQ National Market System in the
United States and on the London Stock Exchange.